Exhibit 10.4
ESCROW AGREEMENT
Account name: Metretek Technologies, Inc.
Account number:
Dated as of April 16, 2007
The undersigned, and its successors and assigns, hereinafter referred to as “Depositor”, hereby delivers to ZIONS FIRST NATIONAL BANK, hereinafter referred to as the “Escrow Agent”, the items set forth in Exhibit A attached hereto hereinafter referred to as the “Escrow Property”, to be held and disposed of by the Escrow Agent in accordance with the terms hereof (the “Escrow Agreement”).
The Depositor and Escrow Agent agree as follows:
1. Escrow Agent only a depositary. The Escrow Agent acts hereunder as a depositary only and is not responsible or liable for the sufficiency, correctness, genuineness or validity of any instrument deposited hereunder or with respect to the form or execution of the same or the identity, authority or rights of any person executing or depositing the same.
2. Notice. Other than as specifically set forth herein, the Escrow Agent shall not be required to take or be bound by any notice or to take any action unless the Escrow Agent is indemnified in a manner satisfactory to it against any expense or liability.
Any notice required or desired to be given by the Depositor or the Escrow Agent to any other party to this Escrow Agreement may be given by delivery in person or by facsimile transmission or mailing the same, postage prepaid, to such party at the address noted on the signature page and notice so mailed shall for all purposes hereof be as effective as though served upon such party in person at the time of depositing such notice in the mail. It shall be the responsibility of the Depositor and the Escrow Agent to notify each other in writing by appropriate documentation of any name, address or facsimile number change.
3. Reliance upon Depositor. The Escrow Agent shall be protected in acting upon any notice, request, waiver, consent, receipt or other paper or document received from the Depositor and believed by the Escrow Agent to be genuine. The Escrow Agent shall be under no duty or obligation to ascertain the identity, authority and/or rights of any person submitting instructions to the Escrow Agent in accordance with the Escrow Agreement.
4. Escrow Property and Instructions. Upon execution of this Agreement, Depositor shall deliver the Escrow Property, as described on Exhibit A hereto, to Escrow Agent by wire transfer of immediately available funds to an account designated by Escrow Agent. Escrow Agent shall hold the Escrow Funds in its name as Escrow Agent, and shall safeguard and disperse the Escrow Funds, in accordance with the terms and conditions hereof. Prior to and until release from escrow and distribution as hereinafter provided, the Escrow Property shall remain the property of the Depositor and subject to the claims of creditors of the Depositor.

The Depositor hereby instructs the Escrow Agent to release the Escrow Property from escrow and to pay from the Escrow Property the following amounts to the following “Recipient” on October 18, 2007 (the “Payment Date”):
$1,303,880 to A. Bradley Gabbard
Except as otherwise provided herein, the foregoing amounts shall be paid on the Payment Date, and neither Depositor nor Recipient shall have any discretion to accelerate or delay payments hereunder in any way.
Earnings and interest that accrue on the Escrow Property shall be payable to the Depositor monthly. The taxpayer identification number that Escrow Agent shall use for reporting purposes is                                          and Depositor shall provide a W-9 to Escrow Agent.
Depositor hereby instructs Escrow Agent that the only reason Escrow Agent shall not make the payments described in this Section 4 is if Escrow Agent is ordered or otherwise legally required or compelled by a court of competent jurisdiction or a federal, state or local governmental or regulatory body or authority either not to distribute the Escrow Property as provided herein, or to distribute all or part of the Escrow Property in some manner or to some person or entity contrary to the manner provided herein.
Delivery instructions for the payments to Mr. Marcum and Mr. Gabbard are set forth on Exhibit B hereto.
The Escrow Property and any earnings thereon shall be held separate and apart from other funds of the Depositor and shall be used exclusively for the uses and purposes of (i) making payments to Recipient or their beneficiaries pursuant to the terms of this Agreement and (ii) for the payment of the Depositor’s obligations to its general creditors upon the Depositor’s Insolvency (as hereinafter defined). Recipient and their beneficiaries shall have no preferred claim on, or beneficial ownership interest in, any assets of the Escrow Account. Any rights created under this Escrow Agreement shall be mere unsecured contractual rights of Recipient and their beneficiaries against the Depositor. Any assets held in the Escrow Account shall be subject to the claims of the Depositor’s general creditors under federal and state law in the event of the Depositor’s Insolvency (as hereinafter defined).
Interest and other earnings constituting items of gross income for federal, state or local tax purposes (collectively, the “Gross Income Items”) shall be included in Depositor’s gross income in its taxable year in which such earnings are received by Escrow Agent. Neither Recipient nor Escrow Agent shall have any liability for any federal, state or local tax imposed upon or any obligation to include in their respective gross incomes any of the Gross Income Items.

Recipient shall have no authority to exercise any degree of ownership or control over any amounts held in the Escrow Account hereunder and shall have no authority to direct the use or investment of such funds by the Escrow Agent.
The Escrow Property shall be invested by Escrow Agent in accordance with Depositors current investment policy on file with Escrow Agent for management and investment of cash balances in other Depositor accounts.
5. Claims of Depositor and Depositor’s Creditors to the Escrow Account.
          (a) Except as otherwise expressly provided herein, after the Escrow Account has been established pursuant to this Escrow Agreement, Depositor shall have no right or power to direct the Escrow Agent to return to Depositor, or divert to others, the Escrow Property or any interest paid thereon.
          (b) Until the Escrow Property is disbursed pursuant to the terms of this Escrow Agreement, all amounts held in the Escrow Account hereunder shall be subject to the claims of the general creditors of Depositor under federal and state law as hereinafter set forth:
(1)	The Board of Directors of Depositor shall have the duty to inform Recipient and Escrow Agent in writing of the Depositor’s Insolvency. If a person claiming to be a creditor of Depositor alleges in writing that the Depositor has become Insolvent, Escrow Agent shall determine whether the Depositor is Insolvent, and pending such determination, no distributions of the Escrow Property or any interest accrued thereon shall be made to Recipient or their beneficiaries.

(2)	Unless Escrow Agent has actual knowledge of Depositor’s Insolvency, or has received notice from Depositor or a person claiming to be a creditor of Depositor alleging that Depositor is Insolvent, Escrow Agent shall have no duty to inquire as to the Depositor’s solvency at any time. Escrow Agent may in all events rely on such evidence concerning Depositor’s solvency as may be furnished to Escrow Agent and that provides Escrow Agent with a reasonable basis for making a determination concerning Depositor’s solvency.

(3)	If at any time Escrow Agent has determined that Depositor is Insolvent, Escrow Agent shall suspend payments hereunder to Recipient or their beneficiaries hereunder and shall hold the assets of the Escrow Property for the benefit of Depositor’s general creditors; provided, however, that nothing in this Escrow Agreement shall in any way diminish any rights of Recipient or their beneficiaries to pursue their rights as general creditors of the Depositor with respect to benefits due under their contracts with Depositor.

(4)	If Escrow Agent suspends payment of the Escrow Payout pursuant to this Section 5(b) past the Payment Date and subsequently determines that Depositor is not Insolvent (or is no longer Insolvent), Escrow Agent shall immediately pay to Recipient or his beneficiaries the full Escrow Payout on the first date on which Escrow Agent determines that the Depositor is not Insolvent (or is no longer Insolvent).
          (c) As used in this Escrow Agreement, “Insolvency” or “Insolvent” shall mean (i) Depositor is unable to pay its debts as they become due or (ii) Depositor is subject to a pending proceeding as a debtor under the United States Bankruptcy Code, and such proceeding is not dismissed within ninety (90) days following the commencement of such proceedings.
6. Limitations of Liability. The Escrow Agent shall not be liable for any error of judgment or for any act done or step taken or omitted by it in good faith or for any mistake of fact or law or for anything which the Escrow Agent may do or refrain from doing in connection herewith, including upon advice of counsel, except for its own willful misconduct or gross negligence.
7. Authority for Agreement. Each party represents and warrants that it has full power and authority to enter into this Escrow Agreement and has taken all action necessary, corporate or otherwise, to carry out the transaction contemplated hereby so that when executed this Escrow Agreement constitutes a valid and binding obligation enforceable in accordance with its terms.
8. Escrow Property. No assignment, transfer, conveyance or hypothecation of any right, title or interest in and to the Escrow Property shall be binding upon the Escrow Agent unless written notice thereof shall be served upon the Escrow Agent and all fees, costs and expenses incident to such transfer of interest shall have been paid.
9. Terms of Agreement. The terms of this Escrow Agreement may be altered, amended, modified or revoked by writing only, signed by all of the parties hereto or their successors or assigns, and approved by the Escrow Agent, upon payment of all fees, costs and expenses incident hereto.
10. Compensation. In consideration for the Escrow Agent’s agreement to perform the services set forth in this Escrow Agreement, the Depositor agrees to pay the fees and charges of the Escrow Agent as follows: $                     annual fee, payable in advance. All fees charged shall be paid by Depositor. In addition to the escrow fee agreed upon, Depositor agrees to pay the Escrow Agent’s costs and expenses including reasonable attorneys fees in the event of any dispute or litigation threatened or commenced which requires the Escrow Agent in its opinion to refer such matter to its attorneys. Escrow Agent will incur no liability for any delay reasonably required to obtain such advice of counsel. The Escrow Agent shall have a first lien on the Escrow Property held by it hereunder for its compensation and any costs or expense incurred.

11. Integration. This instrument is the entire agreement of the parties hereto. The Escrow Agent shall have no duty to know or determine the performance or nonperformance of any provision of any agreement between or with the other parties hereto, and the original copy or a copy of any such agreement deposited with the Escrow Agent shall not bind it in any manner. The Escrow Agent assumes no responsibility for the validity or sufficiency of any documents or papers or payments deposited or called for hereunder except as may be expressly and specifically set forth in the Escrow Agreement.
12. Arbitration. The parties expressly agree that, should any dispute arise relating to this agreement or its negotiation, executions, performance or modification, it shall be resolved by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Such arbitration shall proceed in Salt Lake City, Utah and shall be governed by the provisions of the Federal Arbitrations Act, and to the extent the foregoing are inapplicable, unenforceable or invalid, by the laws of the State of Utah. Any decision on the merits of any claim or portion thereof rendered by arbitrators shall be made by way of a written opinion in which the reasons for the decision are explained. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. Any party who fails to submit to binding arbitration following a lawful demand of the opposing party shall bear all costs and expenses, including reasonable attorney fees, incurred by the opposing party in compelling arbitration.
13. Indemnification. Depositor hereby agrees to indemnify and save Escrow Agent harmless from and against any and all claims, demands, actions, proceedings, judgments, losses, damages, counsel fees, court costs, payments, expenses, and all liabilities whatsoever, which Escrow Agent at any time shall or may sustain or incur by reason of complying with the duties of this Escrow Agreement or any requests made by Depositor save for its own gross negligence or willful misconduct.
14. Termination. If the Escrow Property has not been withdrawn before June 30, 2008, then this Escrow Agreement shall automatically terminate and the Escrow Agent shall deliver same to Depositor.
15. Resignation of Escrow Agent. The Escrow Agent may resign at any time by giving written notice by Certified Mail, Return Receipt Requested to all of the parties hereto to be effective thirty days after such notice has been deposited into the U.S. Mail. If a successor agent has not been appointed within thirty days after such notice of resignation, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor Escrow Agent. Costs of such petition, including reasonable attorneys fees, shall be borne by the Depositors or may be assessed by the resigning Escrow Agent against the Escrow Property.
16. Applicable Law. This agreement shall be constructed and construed in accordance with the laws of the State of Utah.

17. Investments. The Escrow Agent shall not be responsible or liable for any diminution of principal, interest, or penalty on any investments of the Escrow property made pursuant to the terms of this Escrow Agreement.
18. Section 409A. The Depositor intends that any and all deferred compensation under this Escrow Agreement satisfy the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder, to avoid the imposition of excise taxes thereunder, and the provisions of this Escrow Agreement shall be interpreted in a manner that is consistent with such intention. Notwithstanding other provisions of this Escrow Agreement, no payments shall be granted, deferred, accelerated, extended, paid out, or modified under this Escrow Agreement in a manner that would result in the imposition of an additional tax under Section 409A upon the Recipient. In the event that it is reasonably determined by the Depositor that, as a result of Section 409A, payments may not be made at the time contemplated by the terms of this Escrow Agreement without causing the Recipient to be subject to taxation under Section 409A, Depositor will make such payment on the first day that would not result in the Recipient incurring any tax liability under Section 409A. Except as provided in Section 409A, the time or schedule of any payment to the Recipient under this Escrow Agreement cannot be accelerated.
Dated as of: April 16, 2007

     IN WITNESS WHEREOF, the undersigned have hereto affixed their signatures and hereby adopt as a part of this Agreement Exhibit A hereto attached.

DEPOSITOR	ESCROW AGENT

Metretek Technologies, Inc.	Zions First National Bank, as Escrow
a Delaware corporation	Agent
a National Banking Association

/s/ Gary Zuiderveen	/s/ Jason Williams
Signature	Signature

Gary Zuiderveen	Jason Williams
Name	Name

Vice President & CFO	Portfolio Manager
Title	Title

Address

10 East South Temple, Suite 1700
Salt Lake City, Utah 84111

(303) 778-7289
Phone/Fax	(801)
(801) (fax)

EXHIBIT A
(“Escrow Property”)
$1,303,880

EXHIBIT B
Payment Instructions
A. Bradley Gabbard

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